Exhibit 10.10

EMPLOYEE RELOCATION REPAYMENT AGREEMENT

I Christopher Peterson, have read and agree to the terms outlined in Newell Brands Inc.’s Relocation Program.

In consideration of any payment made to me, or on my behalf to a third-party, in connection with my relocation(s) (hereinafter “relocation payments”) by Newell Brands Inc. (or of its any subsidiaries, affiliates or divisions, hereinafter collectively referred to as “the Company”), I agree that if I voluntarily terminate my employment for any reason or if the Company terminates me for cause (“a Separation”), I will be required to repay all payments, expenditures and reimbursements made to me or others pursuant to the relocation program (including tax gross-up payments) as set forth more fully below:

If a Separation occurs within twelve (12) months of my relocation date, which is defined as the date my relocation is initiated with the relocation service provider (“Relocation Date”), I agree to repay 100% of all relocation payments.

If a Separation occurs between thirteen (13) and twenty-four (24) months of my Relocation Date, I agree to repay 50% of all relocation payments.

I agree to reimburse the Company as required by this Agreement no later than 30 days after a Separation occurs unless an alternate payment schedule is agreed to in writing by me and the Company. To the extent allowed by law, this Agreement serves as written authorization by me that the Company may deduct any sums due under this Agreement from amounts payable to me from the Company, including without limitation salary, commissions, bonus, vacation pay or other incentive compensation. In the event this Agreement must be enforced by law or through an attorney, I agree to bear all costs and expenses (including but not limited to collection fees, court costs, and other expenses) of such collection that may be incurred by the Company, including reasonable attorneys’ fees.

For purpose of this Agreement, the term “Cause” shall mean: (i) failure to satisfactorily carry out your job duties, responsibilities and obligations as an employee; (ii) violation of Company policy, including but not limited to the Company’s Code of Conduct and Ethics; (iii) failure or refusal to follow a lawful order of the Board of Directors, the Company’s management staff or your direct supervisor; or (iv) misconduct.

Any changes to my relocation benefits must be made in writing and are subject to all necessary approvals. If the benefits provided to me change or if the relocation of my household goods is delayed more than six months beyond my Relocation Date, I understand that I may be requested and required to execute a new repayment agreement in order to be eligible for continued benefits.

I further understand and agree that nothing in this Relocation Repayment Agreement is intended to create or imply an employment contract or guarantee of employment or continued employment with the Company and that my employment with the Company remains “at-will”, meaning that I am free to terminate my employment at any time and for any reason and that the Company has this same right.

/s/ Christopher Peterson	11/26/18
Employee Signature	Date

Relocation benefits cannot be initiated without a signed Employee Repayment Agreement